Supplement Dated June 13, 2002
                       to the Prospectus Dated May 1, 2002
                         LBL Advantage Variable Annuity


In the section entitled "Transfers During the Accumulation Phase" on page 24, the third, fourth and fifth sentences in the second paragraph are deleted in their entirety.


In the section entitled "Telephone Transfers" on page 24, the following sentences replace the second paragraph:

At any time we may suspend, modify or terminate your privilege to make transfers via the telephone, or via other electronic or automated means specifically approved by the Company, including, but not limited to, automated telephone services, facsimile machine, e-mail and electronic services via online access. Among other things, we reserve the right to limit the number of such transfers among the Variable Sub-Accounts in any Contract year, or to refuse any Variable Sub-Account transfer request. We also reserve the right to restrict such transfers in any manner reasonably designed to prevent transfers that we consider disadvantageous to other Contract owners.